EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made effective as of March 1, 1998, by and between Odyssey Marine Exploration, Inc., ("Odyssey"), of 3507 Frontage Road, Suite 100, Tampa, Florida 33607, and John Morris ("Morris"), of PO Box 320487, Tampa, Florida 33609.

     Whereas: Odyssey is engaged in the business of researching, developing, financing and marketing shipwreck projects, and

     Whereas:  Odyssey desires to have the services of Morris, and

     Whereas:  Morris is willing to be employed by Odyssey,

     NOW THEREFORE, the parties agree as follows:

     1) EMPLOYMENT. The Company hereby employs Morris for the term (as hereinafter defined), to render services to the Company as President of the Company, and, in connection therewith, to perform such duties, as he shall reasonably be directed to perform by the Company.

          a) Scope of Employment. Morris is to be employed in the capacity of President for the Company, with all duties attendant and incident thereto. Further Morris agrees to well and faithfully render, perform, carry out and conduct such other duties as shall be delegated to him in the sole discretion of the Board of Directors of the Company, mindful, never less, of the stature and benefits normally associated with the position of President of the Company. Morris understands and agrees that he is employed to actively pursue the business and best interest of the Company and Morris shall devote his full time and energy to the discharge of his duties hereunder. Morris agrees that he shall not engage in any other employment, which shall require time or energy in the discharge of any obligations thereunder. Notwithstanding anything herein to the contrary contained, Morris reserves the right to make investments in other business ventures, with the exception of those entities which might be contrary to the interest, welfare or benefit of the Company.

          b) Morris also reserves the right, if invited to do so, to participate on the Board of Directors of another Company, providing that the inviting Company's business does not compete with the Company's products or services and providing that participating as a board member does not interfere with Morris's ability to fulfill his duties and obligations to the Company. Morris agrees that the Board of Directors shall approve all outside board involvement by Morris.

     2) COMPENSATION.

          a) Base Salary. As compensation for the services provided by Morris under this Agreement, Odyssey will pay Morris an annual salary of $100,000.00 payable in bi-weekly installments on Friday of every other week. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Morris shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Morris has not yet been paid. Accrued vacation will be paid in accordance with state law and Odyssey's customary procedures.

          b) Bonus. Morris shall be entitled to receive a bonus of up to 100% of his base salary. All bonus payments shall be based upon job proficiency and shall be approved by the board of directors.

          c) Stock Options. Morris shall receive options to purchase up to 75,000 shares of Odyssey's Common Stock at a purchase price of $3.00 per share, in accordance with Odyssey's Employee Stock Options Plan.

          d) Medical Insurance. Morris shall be entitled to participate in Odyssey's Health Insurance plan and Odyssey shall pay for all premiums related thereto.

     3) REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH ODYSSEY POLICY. Odyssey will reimburse Morris for all "out-of-pocket" expenses in accordance with Odyssey policies in effect from time to time.

     4) CONFIDENTIALITY.   Morris recognizes that Odyssey has and will have
information regarding inventions, products, prices, costs, future plans, business affairs, processes, trade secrets, technical matters, customer lists, product design, copyrights and other vital information (collectively, "Information") which are valuable, special and unique assets of Odyssey. Morris agrees that Morris will not at any time or in any manner, directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Odyssey. Morris will protect the Information and treat it as strictly confidential. A violation by Morris of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

     5) UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Morris has disclosed (or has threatened to disclose) Information in violation of this Agreement, Odyssey shall be entitled to an injunction to restrain Morris from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Odyssey shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

     6) CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 2 years period after the termination of Morris's employment. During such 2 years period, neither party shall make or permit the making of any public announcement or statement of any kind that Morris was formerly employed by or connected with Odyssey.

     7) NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the company, Morris agrees and covenants that for a period of 2 years following the termination of this Agreement, whether such termination is voluntary or involuntary, Morris will not directly or indirectly engage in any business competitive with Odyssey. This covenant shall apply to the geographical area that includes the area within a 100-mile radius of any project that the company is actively considering. Directly or indirectly engaging in any competitive business includes, but is not limited to, (I) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Odyssey for the benefit of a third party that is engaged in such business.

     8) VACATION. Morris shall be entitled to three weeks of paid vacation for each year of employment beginning on the first day of Morris's employment. Such vacation must be taken at a time mutually convenient to Odyssey and Morris, and must be approved by Odyssey.

     9) TERM/TERMINATION.

          a) Term. Morris's employment under this Agreement shall be for one year, beginning on March 1, 1998, unless otherwise extended.

          b) Breach of Responsibility. In the event of gross neglect by Morris of his duties hereunder, conviction of Morris of any felony, or of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by Morris in connection with the performances of his duties hereunder or any other conduct on the part of Morris, which would make his continued employment by the Company prejudicial to the best interests of the Company, the Company may at any time by written notice with a period of five (5) business days to cure such breach, terminate the term of Morris's employment hereunder, with no requirement of any further compensation under any of the provisions of this Agreement.

          c) Determination by Board of Directors. In the event of a determination by the Board of Directors of the Company that the continuation of the employment arrangement of this Employment Agreement is not in the best interest of the Company, the Company may, at any time, upon its sole discretion, terminate this Employment Agreement. If such termination is more than six (6) months from the beginning of the employment year, Morris shall receive full equity interest for that year and the subsequent year. Accordingly, if such termination is less than six (6) months from the beginning of the employment year, Morris shall be entitled to receive full compensation for the balance of the year.

     10) COMPLIANCE WITH ODYSSEY'S RULES.   Morris agrees to comply with all
of the rules and regulations of Odyssey. In addition, Morris agrees to comply with all laws, both domestically and internationally, and with the rules and regulations of any country where the Company conducts any business.

     11) RETURN OF PROPERTY.   Upon termination of this Agreement, Morris
shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in Morris's possession or under Morris's control which is Odyssey's property or related to Odyssey's business.

     12) NOTICES.   All notices required or permitted under this Agreement
shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

     Odyssey:

     Odyssey Marine Exploration, Inc.
     Board of Directors
     3507 Frontage Road, Suite 100
     Tampa, Florida 33607

     Morris:

     John Morris
     PO Box 320487
     Tampa, Florida 33609

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

     13)  ENTIRE AGREEMENT.   This Agreement contains the entire agreement of
the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     14)  AMENDMENT.   This Agreement may be modified or amended, if the
amendment is made in writing and is signed by both parties.

     15)  SEVERABILITY.   If any provisions of this Agreement shall be held
to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     16)  WAIVER OF CONTRACTUAL RIGHT.   The failure of either party to
enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     17)  APPLICABLE LAW.   The laws of the State of Florida shall govern
this Agreement.

Odyssey:

ODYSSEY MARINE EXPLORATION, INC.

By:__________________________________________________
   Brad Baker, Chairman of the Compensation Committee

AGREED TO AND ACCEPTED:

Morris:

By:__________________________________________________
   John Morris